Filed Pursuant to Rule 433
Registration Statement No. 333-275898

Key Terms (Subject to Change):
Issuer:	Royal Bank of Canada (“RBC”)
CUSIP:	78017FWY5
Trade Date:	May 17, 2024
Issue Date:	May 22, 2024
Valuation Date:	May 17, 2027
Maturity Date:	May 20, 2027
Reference Assets:	Nasdaq-100 Index®, Russell 2000® Index and S&P 500® Index
Lesser Performing Reference Asset:	The Reference Asset with the lowest Percentage Change between the Trade Date and the Valuation Date
Coupon Observation Dates and Coupon Payment Dates:	Monthly, as set forth in the preliminary terms supplement
Call Observation Dates and Call Settlement Dates:	Quarterly, beginning in November 2024, as set forth in the preliminary terms supplement
Contingent Coupon Rate:
At least 10.00% per annum (to be determined on the Trade Date). The Contingent Coupon will be paid on each Coupon Payment Date if the closing level of each Reference Asset is greater than or equal to its Coupon Barrier.

Call Feature:
If, on any quarterly Call Observation Date beginning in November 2024, the closing level of each Reference Asset is greater than or equal to its Initial Level, then the Notes will be automatically called, for 100% of the principal amount plus the related Contingent Coupon.

Call Settlement Dates:	The Coupon Payment Date corresponding to that Call Observation Date.
Coupon Barrier:	For each Reference Asset, 75% of its Initial Level.
Trigger Level:	For each Reference Asset, 70% of its Initial Level.
Payment at Maturity:
If the Notes are not previously called, we will pay you at maturity an amount based on the Final Level of the Lesser Performing Reference Asset:
For each $1,000 in principal amount, $1,000 plus the final Contingent Coupon, unless the Final Level of the Lesser Performing Reference Asset is less than its Coupon Barrier.
If the Final Level of the Lesser Performing Reference Asset is greater than or equal to its Trigger Level but is less than its Coupon Barrier, $1,000 (the investor will not receive the Contingent Coupon at maturity).
If the Final Level of the Lesser Performing Reference Asset is less than its Trigger Level, you will lose 1% of the principal amount for each 1% decrease in the level of that Reference Asset.

Initial Level:	For each Reference Asset, its closing level on the Trade Date.
Final Level:	For each Reference Asset, its closing level on the Valuation Date.
Product Characteristics
•	If each Reference Asset closes at or above its Coupon Barrier as of a given Coupon Observation Date, the Notes will pay the Contingent Coupon on the applicable Coupon Payment Date.
•
If the closing level of each Reference Asset on any quarterly Call Observation Date (beginning in November 2024) is at or above its Initial Level, the Notes will be automatically called at the principal amount plus the Contingent Coupon on the applicable Call Settlement Date.

•
If the Notes are not automatically called and the Final Level of the Lesser Performing Reference Asset is greater than or equal to its Coupon Barrier, the Notes will pay the principal amount plus the Contingent Coupon.

•
If the Final Level of the Lesser Performing Reference Asset is greater than or equal to its Trigger Level but is less than its Coupon Barrier, $1,000 (the investor will not receive the Contingent Coupon at maturity).

•	If the Final Level of the Lesser Performing Reference Asset is less than its Trigger Level, you could lose your entire investment.
Hypothetical Scenario Analysis
DETERMINING PAYMENT FOR EACH OBSERVATION DATE
The Notes will not be automatically called and you will not receive the relevant Contingent Coupon for the applicable Coupon Observation Date.
DETERMINING PAYMENT AT MATURITY
You will lose 1% of the principal amount of your notes for each 1% decrease in the level of the Lesser Performing Reference Asset.
Investors could lose some or all of their investment at maturity if there has been a decline in the level of the Lesser Performing Reference Asset.
Key Product Risks
•
This investment may result in a loss of up to 100% of principal. If the Notes are not automatically called and the Final Level of the Lesser Performing Reference Asset is less than its Trigger Level, the amount of cash that you receive at maturity will represent a loss of your principal that is proportionate to the decrease in the closing level of the Lesser Performing Reference Asset from the Trade Date to the Valuation Date.

•
The Notes do not guarantee the payment of any Contingent Coupons over their term. You will not receive the Contingent Coupon in respect of any Coupon Observation Date where the closing level of one or both of the Reference Assets is less than its Coupon Barrier.

•	The return potential of the Notes is limited to the Contingent Coupons, and you will not participate in any appreciation in the levels of the Reference Assets, which may be significant.
•
Although the return on the Notes will be based on the performance of the Reference Assets, the payment of any amount due on the Notes is subject to RBC’s credit risk. Investors are dependent on RBC’s ability to pay all amounts due on the Notes.

•	Please see next page for additional risks.

Product Risks
•	You May Receive Less than the Principal Amount at Maturity.
•	The Notes Are Subject to an Automatic Call.
•	You May Not Receive Any Contingent Coupons.
•	The Notes Are Linked to the Lesser Performing Reference Asset, Even if the Other Reference Assets Perform Better.
•
Your Payment on the Notes Will Be Determined by Reference to Each Reference Asset Individually, Not to a Basket, and the Payment at Maturity Will Be Based on the Performance of the Lesser Performing Reference Asset.

•	The Call Feature and the Contingent Coupon Feature Limit Your Potential Return.
•	Your Return on the Notes May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.
•	Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.
•	There May Not Be an Active Trading Market for the Notes-Sales in the Secondary Market May Result in Significant Losses.
•	The Initial Estimated Value of the Notes Will Be Less than the Price to the Public.
•	The Initial Estimated Value of the Notes that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set.
•	Our Business Activities May Create Conflicts of Interest.
•	Owning the Notes Is Not the Same as Owning the Securities Represented by the Reference Assets.
•	You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Assets.
•	An Investment in the Notes Is Subject to Risks Relating to Non-U.S. Companies.
•	An Investment in the Notes Is Subject to Risks Associated in Investing in Stocks With a Small Market Capitalization.
•	The Payments on the Notes Are Subject to Postponement due to Market Disruption Events and Adjustments.
The risks set forth in this document are only intended as summaries of some of the risks relating to an investment in the Notes. Prior to investing in the Notes, you should, in particular, review the “Product Risks” above, the “Selected Risk Considerations” section in the terms supplement and the “Risk Factors” section of the product prospectus supplement, which set forth additional risks relating to an investment in the Notes.  This document is only intended to be read together with the preliminary terms supplement and related documents, which may be accessed here.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.